Exhibit 5.1
[JONES DAY LETTERHEAD]
September 22, 2011
Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305

Re:	Registration Statement on Form S-3 of Cumulus Media Inc.
Ladies and Gentlemen:
     We have acted as counsel to Cumulus Media Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a delayed or continuous basis, of (i) 4,749,539 shares of the Company’s Class A common stock, par value $.01 per share (the “Class A Shares”), and (ii) warrants (the “Class A Warrants”) to purchase 24,052,302 Class A Shares, which shares are initially issuable upon exercise of the Class A Warrants (the “Class A Warrant Shares”), issued pursuant to the terms of that certain Securities Purchase Agreement, dated September 15, 2011, by and among the Company, UBS Securities LLC (“UBS”) and the other signatories thereto (the “Purchase Agreement”) and the Amended and Restated Investment Agreement, dated as of April 22, 2011, by and among the Company and the investors party thereto (the “Investment Agreement” ), beneficially owned by the security holders identified as selling security holders in Amendment No. 1 to the Company’s Registration Statement on Form S-3 to which this opinion is an exhibit (as amended and supplemented, the “Registration Statement”). The Registration Statement also relates to the resale from time to time, on a delayed or continuous basis, of (i) shares of the Company’s Class B common stock, par value $.01 per share (the “Class B Shares”), that, pursuant to the terms and conditions of the agreement governing the Class A Warrants (the “Class A Warrant Agreement”), dated as of September 16, 2011, between the Company and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “Class A Warrant Agent”), the Company has the right to issue upon exercise of the Class A Warrants in lieu of an equal number of Class A Shares, and (ii) warrants (the “Class B Warrants” and, together with the Class A Warrants, the “Warrants”) to purchase an equivalent number of shares of the Company’s Class B common stock, par value $.01 per share (the “Class B Warrant Shares” and, together with the Class A Warrant Shares, the “Warrant Shares”), the terms and conditions of which will be contained in one or more applicable warrant agreements (each, a “Class B Warrant Agreement”) to be entered into between the Company and an entity selected by the Company to act as agent for the Class B Warrants (the “Class B Warrant Agent”) that, pursuant to the terms and conditions of the Class A Warrant Agreement, upon request of a holder and at its discretion, the Company has the right to exchange for Class A Warrants. Any Class B Shares issued pursuant to the Warrant Agreement will be convertible by their terms into Class A Shares. The Class B Shares, the Class B Warrants and the Class B Warrant Shares are also included in the Registration Statement.

Cumulus Media Inc.
September 22, 2011

     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Class A Shares are validly issued, fully paid and nonassessable.
     2. The Class A Warrants are valid and binding obligations of the Company.
     3. The Class A Warrant Shares, when issued and delivered upon exercise of the Class A Warrants pursuant to their terms, will be validly issued, fully paid and nonassessable.
     4. The Class B Shares, when issued and delivered upon exercise of the Class A Warrants pursuant to their terms, and any Class A Warrant Shares, when issued upon conversion of such Class B Shares pursuant to the terms and conditions of the Company’s third amended and restated certificate of incorporation, will be validly issued, fully paid and nonassessable.
     5. The Class B Warrant Shares, when issued and delivered upon exercise of the Class B Warrants pursuant to their terms, will be validly issued, fully paid and nonassessable.
     6. The Class B Warrants, when issued and delivered pursuant to the terms of the Class B Warrant Agreement, will constitute valid and binding obligations of the Company.
     In rendering the foregoing opinions, we have assumed that: (i) the Company will issue and deliver the Warrant Shares and the Class B Shares, as applicable, in the manner contemplated by the Class A Warrant Agreement or the Class B Warrant Agreement, as applicable; (ii) the resolutions authorizing the Company to issue, offer and sell the Warrant Shares and the Warrants will remain in full force and effect at all times at which the Warrant Shares and the Class B Warrants are issued, offered or sold by the Company; (iii) all Warrant Shares and the Class B Warrants will be issued in compliance with applicable federal and state securities laws; and (iv) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”).
     With respect to the Class B Warrants, we have further assumed that: (i) the Class B Warrants will be issued pursuant a Class B Warrant Agreement in a form approved by us, which will have been authorized, executed and delivered by the Company and the Class B Warrant Agent and governed by the laws of the State of New York; (ii) the Class B Warrants will be in a form approved by us and will be authorized, executed and delivered by the Company and the Class B Warrant Agent in accordance with the provisions of the Class B Warrant Agreement; and (iii) the Class B Warrant Agreement will constitute a valid and binding obligation of the Class B Warrant Agent.
     The opinions expressed herein are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or

Cumulus Media Inc.
September 22, 2011

affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     The opinions expressed herein are limited to the laws of the State of New York and the DGCL, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day